                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                   SUEZ ACQUISITION COMPANY (CAYMAN) LIMITED,
                           SEAGATE TECHNOLOGY, INC.,

                                      AND

                        SEAGATE SOFTWARE HOLDINGS, INC.

                           DATED AS OF MARCH 29, 2000

                               TABLE OF CONTENTS

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                                                                       PAGE
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
STOCK PURCHASE AGREEMENT.............................................    1
ARTICLE I  DEFINITIONS...............................................    1
  1.1    Certain Defined Terms.......................................    1
ARTICLE II  PURCHASE AND SALE........................................    5
  2.1    Purchase and Sale of the Shares.............................    5
  2.2    Purchase Price; Allocation of Purchase Price................    5
  2.3    Closing.....................................................    5
  2.4    Closing Deliveries by Seller and SSHI.......................    6
  2.5    Closing Deliveries by Purchaser.............................    6
  2.6    Adjustment of Required Cash.................................    6
  2.7    Transaction Structure.......................................    7
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER................    8
  3.1    Organization; Good Standing.................................    8
  3.2    Charter Documents...........................................    8
  3.3    Subsidiaries................................................    8
  3.4    Capital Structure...........................................    8
  3.5    Authority...................................................    9
  3.6    Conflicts...................................................    9
  3.7    Consents....................................................   10
  3.8    SEC Filings; Seller Financial Statements....................   10
  3.9    [Reserved]..................................................   11
  3.10   Absence of Certain Changes or Events........................   11
  3.11   Tax Matters.................................................   11
  3.12   Compliance..................................................   13
  3.13   Permits.....................................................   13
  3.14   Litigation..................................................   13
  3.15   Brokers' and Finders' Fees..................................   13
  3.16   Employee Benefit Plans......................................   13
  3.17   Absence of Liens............................................   15
  3.18   Environmental Matters.......................................   15
  3.19   Labor Matters...............................................   17
  3.20   Agreements, Contracts and Commitments.......................   17
         Statements; Registration Statement; Proxy
  3.21   Statement/Prospectus........................................   17
  3.22   Board Approval..............................................   18
  3.23   State Takeover Statutes.....................................   18
  3.24   Fairness Opinion............................................   18
  3.25   Intellectual Property.......................................   18
  3.26   Assets......................................................   19
  3.27   Insurance...................................................   19
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER..............   19
  4.1    Organization; Good Standing.................................   19
  4.2    Charter Documents...........................................   20
  4.3    Authority...................................................   20
  4.4    Conflicts...................................................   20
  4.5    Consents....................................................   20
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                                        i
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
  4.6    Litigation..................................................  21
  4.7    Statements; Registration Statement; Proxy Statement.........  21
  4.8    Financing...................................................  21
  4.9    Delaware Law................................................  21
  4.10   Newly Organized.............................................  21
  4.11   Related Agreements..........................................  21
  4.12   Solvency....................................................  21
  4.13   No Amendment to VERITAS Merger Agreement....................  22
ARTICLE V  CONDUCT PRIOR TO CLOSING..................................  22
  5.1    Conduct of Business.........................................  22
  5.2    Restrictions on Conduct of Business.........................  22
ARTICLE VI  ADDITIONAL AGREEMENTS....................................  25
  6.1    Registration Statement; Proxy Statement; Other Filings......  25
  6.2    Meeting of Seller Stockholders..............................  26
  6.3    Access to Information.......................................  27
  6.4    Confidentiality.............................................  27
  6.5    No Solicitation.............................................  28
  6.6    Public Disclosure...........................................  29
  6.7    Legal Requirements..........................................  29
  6.8    Notification of Certain Matters.............................  29
  6.9    Commercially Reasonable Efforts and Further Assurances......  29
  6.10   Indemnification.............................................  30
  6.11   Regulatory Filings; Reasonable Efforts......................  30
  6.12   Use of Names................................................  31
  6.13   Debt Offer..................................................  31
  6.14   Commitment Letters; Rolled Options..........................  31
  6.15   Transaction Expenses........................................  31
  6.16   Non-Assignable Assets.......................................  32
ARTICLE VII  EMPLOYEE MATTERS........................................  32
  7.1    Employee Liabilities........................................  32
  7.2    Employee Benefit Plans......................................  32
  7.3    WARN Act....................................................  33
ARTICLE VIII  TAX MATTERS............................................  33
  8.1    Conveyance Taxes............................................  33
  8.2    Section 338(h)(10) Election.................................  33
  8.3    Tax Matters Schedule........................................  34
ARTICLE IX  CONDITIONS TO CLOSING....................................  34
         Conditions to Obligations of Each Party to Effect the
  9.1    Closing.....................................................  34
  9.2    Additional Conditions to Obligations of Seller..............  35
  9.3    Additional Conditions to the Obligations of Purchaser.......  35
ARTICLE X  TERMINATION, AMENDMENT AND WAIVER.........................  36
  10.1   Termination.................................................  36
  10.2   Notice of Termination; Effect of Termination................  38
  10.3   Fees and Expenses...........................................  38
  10.4   Amendment...................................................  39
  10.5   Extension; Waiver...........................................  39
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ARTICLE XI  INDEMNIFICATION..........................................  40
  11.1   Survival....................................................  40
  11.2   Indemnification.............................................  40
ARTICLE XII  GENERAL PROVISIONS......................................  40
  12.1   Notices.....................................................  40
  12.2   Interpretation..............................................  42
  12.3   Counterparts................................................  42
  12.4   Entire Agreement............................................  42
  12.5   Severability................................................  42
  12.6   Other Remedies; Specific Performance........................  42
  12.7   Governing Law...............................................  43
  12.8   Rules of Construction.......................................  43
  12.9   Assignment..................................................  43
  12.10  Waiver of Jury Trial........................................  43
  12.11  No Third Party Rights.......................................  43
  12.12  Attorneys' Fees.............................................  43

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 29, 2000 by and among Suez Acquisition Company (Cayman) Limited, a limited company organized under the laws of the Cayman Islands ("Purchaser"), Seagate Technology, Inc., a Delaware corporation ("Seller"), and Seagate Software Holdings, Inc., a Delaware corporation ("SSHI").

                                   RECITALS:

     A. Seller owns beneficially all of the issued and outstanding shares (collectively, the "Shares") of capital stock of each Sold Subsidiary (as defined herein).

     B. Seller and SSHI wish to sell to Purchaser, and Purchaser wishes to purchase from Seller and SSHI, the Shares, upon the terms and subject to the conditions set forth herein.

     C. Seller and Purchaser desire to make certain representations and warranties, and mutual covenants and agreements in connection with the transactions contemplated hereby.

     D. Simultaneously and in connection with entering into this Agreement, Seller is entering into the VERITAS Merger Agreement (as defined below) with VERITAS (as defined below).

     NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a) "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          (b) "Adjustment Amount" means, to the extent not paid or discharged on or prior to the Closing Date, the sum of (i) accrued and unpaid Taxes of Seller and its Subsidiaries (including the Sold Subsidiaries) determined in accordance with the principles arrived at in determining the February 28, 2000 balance sheet of Seller (i.e., $278,000,000 minus Taxes reflected in such amount to the extent paid or settled since such date, plus additions to such amount in respect of items identified or arising since such date, plus an amount equal to 40% of the aggregate income of Seller and its Subsidiaries since such date) excluding Taxes caused by or relating to the Split and including, without limitation, any Taxes payable by virtue of the transactions contemplated hereby and any U.S. alternative minimum tax for which Seller or any of its Subsidiaries may be liable arising out of or attributable to the 1999 reorganization of Seagate Software Information Management Group (Canada), Inc. (the "Canadian Reorganization"), (ii) Indebtedness of Seller and its Subsidiaries (including any interest thereon and any premium payable in connection with the retirement thereof), (iii) the Overage Amount, if any, (iv) the Bonus Amount, and (v) any Transaction Expenses.

          (c) "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          (d) "Bonus Amount" means the aggregate amount of year-end bonuses and profit sharing payments required to be paid by Seller and its Subsidiaries in July of 2000.

          (e) "Cash" means cash, cash equivalents and short-term investments (including all securities available for sale) as determined in accordance with GAAP and consistent with the determination thereof in the Recent SEC Reports (as defined in Section 3.8(a) hereof).

          (f) "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

          (g) "Commitment Letters" means the debt commitment letter attached as
     Schedule I hereto.

          (h) "control" (including the correlative terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

          (i) "Delaware Law" means the General Corporation Law of the State of Delaware, as amended, or any successor statute thereto.

          (j) "Designated Assets" means the securities set forth on Schedule II hereto.

          (k) "Designated Liabilities" means all Liabilities (including with respect to Taxes) of Seller and its Subsidiaries relating to (i) the Designated Assets, (ii) transactions pursuant to the OD Documents, (iii) obligations to VERITAS (indemnification or otherwise) in respect of the software business sold to VERITAS in exchange for shares of VERITAS common stock, (iv) any Non-Assumed Plan (as defined in Section 7.1 hereof), and
     (v) Seller's stock purchase plan. Without expanding the definition of Designated Liabilities, Designated Liabilities shall not include Liabilities relating to the transactions contemplated by this Agreement or any Liabilities included in the Adjustment Amount.

          (l) "DOJ" means the United States Department of Justice, or any successor agency thereto.

          (m) "Equity Commitments" means the equity commitment letters attached as Schedule III hereto.

          (n) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

          (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

          (p) "FTC" means the United States Federal Trade Commission, or any successor agency thereto.

          (q) "GAAP" means United States generally accepted accounting principles.

          (r) "Governmental Authority" or "Governmental Authorities" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          (s) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          (t) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor statute thereto.

          (u) "Indebtedness" means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money,
     (ii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, and (iv) all Indebtedness of others referred to in clauses (i) through (iii) above, inclusive, guaranteed directly or indirectly in any manner by such person (excluding guarantees of collection), or in effect guaranteed directly or indirectly by such person, including by way of an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (D) otherwise to assure a creditor against loss.

          (v) "Indenture" means the Indenture dated as of March 1, 1997 between Seller and First Trust of California, National Association, pursuant to which the Debentures (as defined in Section 3.4(b) hereof) have been issued.

          (w) "IRS" means the United States Internal Revenue Service, or any successor agency thereto.

          (x) "knowledge" (or any word or phrase of similar import) means, with respect to any matter in question, the knowledge of the executive officers or directors of the person in question and its Subsidiaries.

          (y) "Law" or "Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment, decree or other requirement or rule of law.

          (z) "Liability" or "Liabilities" means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

          (aa) "Lien" means any lien, security interest, adverse claim, charge, mortgage or other encumbrance.

          (bb) "Material Adverse Effect" means any change in, or effect on Seller or any of its Subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on, Seller or any of its Subsidiaries is materially adverse to the operations or Liabilities, financial condition or results of operations of the Sold Subsidiaries and their respective Subsidiaries, taken as a whole (after giving effect to the Split), excluding (i) any change in or effect on Seller or any of its Subsidiaries that is related to compliance by Seller or its Subsidiaries with the terms of this Agreement, and (ii) any Liability which results in an increase in the Required Cash pursuant to Section 2.6 hereof or which is a Designated Liability.

          (cc) "OD Documents" means the Agreement and Plan of Merger and Reorganization, dated as of March 29, 2000, by and among Seller and VERITAS Software Corporation, a Delaware corporation ("VERITAS"), as the same may be amended, supplemented and modified from time to time in accordance with its terms (the "VERITAS Merger Agreement").

          (dd) "Overage Amount" means any "excess parachute payments" within the meaning of Section 280G of the Code payable as a result of the acceleration of Star Options (as defined in the VERITAS Merger Agreement) pursuant to the OD Documents in excess of $100,000,000.

          (ee) "Required Cash" means $800,000,000, as adjusted pursuant to
     Section 2.6 hereof.

          (ff) "Roll Agreement" means the Rollover Commitment Agreements previously delivered to the parties hereto.

          (gg) "Rolled Option Value" means the aggregate Rollover Value (as defined in the Roll Agreement).

          (hh) "SEC" means the United States Securities and Exchange Commission, or any successor agency thereto.

          (ii) "Securities Act" means the Securities Act of 1933, as amended, or any successor statute thereto.

          (jj) "Split" means the transfer to the Sold Subsidiaries, prior to the Closing Date, of all assets (including, without limitation, the securities of iCompression, TurboLinux and MetaByte currently held by Seller (the "Private Securities") or the Cash or other proceeds realized by Seller from the sale, disposition or transfer of such Private Securities) (and such Cash or other proceeds shall be in addition to any Required Cash) and Liabilities of Seller and Seagate Software Holdings, Inc., other than the Designated Assets and the Designated Liabilities, to be transferred pursuant to an agreement in a form consistent with the terms hereof to be agreed upon by Seller and Purchaser prior to Closing and reasonably satisfactory to VERITAS.

          (kk) "Subsidiary" or "Subsidiaries" means any and all corporations, limited liability companies, general or limited partnerships, joint ventures, business trusts, associations and other business enterprises and entities controlled by a person directly or indirectly through one or more intermediaries.

          (ll) "TA Statement" means an estimate of the Adjustment Amount by the Chief Financial Officer of Seller to be prepared in collaboration with Purchaser based on Seller's month-end immediately preceding delivery of such estimate together with a certificate of the Chief Financial Officer of Seller specifying (i) that the TA Statement fairly presents his or her good faith best effort estimate of the Adjustment

     Amount as at the then scheduled Closing Date and (ii) the assumed VERITAS Price utilized therein for the purposes of calculating any Overage Amount.

          (mm) "Tax" or "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and Liabilities relating to taxes, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts, and any Liability for taxes of a predecessor entity (if any).

          (nn) "Transaction Expenses" means the fees and expenses of Seller's or its Subsidiaries' investment bankers, attorneys, consultants, accountants and advisors incurred in connection with this Agreement, the OD Documents and the transactions contemplated hereby and thereby.

          (oo) "VERITAS Price" means the closing price for a share of VERITAS Common Stock, as reported on the Nasdaq National Market.

                                   ARTICLE II

                               PURCHASE AND SALE

     2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.3 hereof),
(i) Seagate Technology, Inc. shall sell to Purchaser or one of its Designees (as defined in Section 12.10 hereof), and Purchaser shall, or shall cause one of its Designees to, purchase from Seller, all of the outstanding capital stock of each of the Subsidiaries of Seller listed on Schedule IV hereto, and (ii) SSHI shall sell to Purchaser or one of its Designees, and Purchaser shall, or shall cause one of its Designees to, purchase from SSHI, all of the outstanding capital stock of Seagate Software Information Management Group, Inc., a Delaware corporation ("SSIMG") (such Subsidiaries set forth on Schedule IV and SSIMG being referred to herein, collectively, as the "Sold Subsidiaries"), in exchange for payment of the "Purchase Price" set forth in Section 2.2 hereof.

     2.2 Purchase Price; Allocation of Purchase Price. The aggregate purchase price for the Shares shall be $2,000,000,000 in cash, minus the Rolled Option Value (the "Purchase Price"), plus the assumption of all Liabilities (other than the Designated Liabilities) of Seller and SSHI.

     2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at One Market Street, Spear Tower, Suite 1600, San Francisco, California 94105, at a time and date to be specified by the parties hereto, which shall be no later than second (2nd) business day following the satisfaction or, if permitted pursuant hereto, waiver of the conditions set forth in Article IX hereof, or at such other location, date and time as Purchaser and Seller shall mutually agree. The date upon which the Closing actually occurs shall be referred to herein as the "Closing Date."

     2.4 Closing Deliveries by Seller and SSHI. At the Closing, Seller or SSHI (as applicable) shall deliver, or cause to be delivered, to Purchaser and/or its Designees, as appropriate, the following:

          (a) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, and with all required stock transfer tax stamps affixed thereto, representing all of the issued and outstanding shares of capital stock of each of the Sold Subsidiaries, free and clear of all Liens;

          (b) a receipt for the Purchase Price; and

          (c) the certificates and other documents required to be delivered as a condition to the Closing pursuant to Section 9.3 hereof.

     2.5 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

          (a) cash in an amount equal to the Purchase Price, by wire transfer in immediately available funds to an account designated in writing by Seller at least two (2) business days prior to the Closing;

          (b) an assumption of the Seagate Software Information Management Group, Inc. Stock Option Plan; and

          (c) the certificates and other documents required to be delivered as a condition to the Closing pursuant to Section 9.2 hereof.

     2.6 Adjustment of Required Cash. The amount of Required Cash shall be subject to adjustment prior to Closing in the manner set forth below:

          (a) TA Statement. No later than fifteen (15) calendar days prior to the date of Seller Stockholder Meeting, Seller shall deliver to Purchaser the TA Statement. If the Closing does not occur within twenty (20) calendar days of delivery of the TA Statement, a revised TA Statement shall be delivered to Purchaser, and such revised TA Statement shall constitute the TA Statement for all purposes hereof and shall be subject to Sections 2.6(b) and 2.6(c) below.

          (b) TA Statement Disputes.

             (i) Subject to the terms of Section 2.6(b)(ii) hereof, the TA Statement shall be deemed to be and shall be final, binding and conclusive on Seller and Purchaser.

             (ii) Purchaser shall be entitled to dispute any amounts reflected on the TA Statement, but only on the basis that the amounts reflected on the TA Statement contain errors or are based on erroneous assumptions or were not arrived at in accordance with Seller's accounting practices and policies applied on a basis consistent with Seller's past accounting practices and policies; provided, however, that Purchaser shall have notified Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within seven (7) calendar days of Seller's delivery of the TA Statement to Purchaser. In the event of such a dispute, Seller and Purchaser shall attempt to reconcile their disputed amounts, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on Seller and Purchaser. In the event that Seller and Purchaser are unable to reach a resolution of any disputed amounts within five (5) calendar days after receipt by Seller of Purchaser's written notice of dispute delivered in accordance with the foregoing, Seller and Purchaser shall submit the items remaining in dispute for resolution to Arthur Andersen LLP (or, if such firm shall decline to act or is not, at the time of such submission, independent of Seller and Purchaser, to another independent accounting firm of international reputation mutually acceptable to Seller and Purchaser) (either Arthur Andersen LLP or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, on an expedited basis, within five (5) calendar days after such submission, determine and report to Seller and Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

             (iii) In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator.

             (iv) The TA Statement shall be deemed final for the purposes of and under this Section 2.6 upon the earlier to occur of (i) the failure of Purchaser to notify Seller of a dispute within seven (7) calendar days of Seller's delivery of the TA Statement to Purchaser pursuant to
        Section 2.6(b)(ii) hereof, (ii) the resolution of all disputes, pursuant to Section 2.6(b)(ii) hereof, by Seller and Purchaser, and (iii) the resolution of all disputes, pursuant to Section 2.6(b)(ii) hereof, by the Independent Accounting Firm. At the Closing, (i) the Adjustment Amount set forth in the final TA Statement shall be recalculated by using the VERITAS Price on the trading day immediately preceding the Effective Time under the VERITAS Merger Agreement in substitution for that utilized in the estimated TA Statement, as may be adjusted by the Independent Accounting Firm and (ii) the amount of Required Cash shall be increased upward on a dollar for dollar basis, in an amount equal to the Adjustment Amount (as recalculated pursuant to the foregoing clause of this Section 2.6(b)(iv)).

     2.7 Transaction Structure. The parties agree to cooperate and take all requisite actions prior to the Closing Date to merge, form, consolidate or alter the tax status of any of the Sold Subsidiaries or any Subsidiaries of the Sold Subsidiaries to the extent desirable in the Purchaser's judgment for commercial, regulatory, tax or other reasons, and further agree that the Purchaser may at any time change the structure of the transactions contemplated by this Agreement, including without limitation, by determining the order in which the Sold Subsidiaries (and any assets of the Sold Subsidiaries) are transferred, and the Seller shall cooperate in such efforts, including by entering into appropriate amendments to this Agreement, provided, however, that such actions shall not decrease the amount or change the kind of the consideration paid to Seller pursuant to this Agreement, increase Designated Liabilities or add transaction costs to those costs arising out of the transactions contemplated by this Agreement (unless Purchaser agrees to pay such additional costs). On or prior to the Closing Date, Seller shall effectuate the Split.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure letter delivered by Seller to Purchaser, dated as of the date hereof (the "Seller Disclosure Schedule"), and after giving effect to the OD Documents, the Split and the transactions contemplated thereby, if relevant for the purposes of determining compliance herewith as follows:

     3.1 Organization; Good Standing. Seller and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     3.2 Charter Documents. Seller has delivered or made available to Purchaser a true and correct copy of the Certificate of Incorporation and Bylaws of Seller and SSHI and the organizational documents of each of the Sold Subsidiaries, each as amended to date and in effect as of the date hereof, and each such instrument is in full force and effect. Seller and SSHI are not in violation of any of the provisions of their Certificate of Incorporation or Bylaws.

     3.3 Subsidiaries. Section 3.3 of the Seller Disclosure Schedule contains a complete and accurate list of each Subsidiary of Seller, indicating the jurisdiction of incorporation of each such Subsidiary and Seller's proportionate equity interest therein. Each Subsidiary of Seller that is not a Sold Subsidiary (other than SSHI) is owned, directly or indirectly, by a Sold Subsidiary.

     3.4  Capital Structure.

     (a) The authorized capital stock of each Sold Subsidiary is as set forth in
Section 3.4(a) of the Seller Disclosure Schedule. All of the Shares are owned beneficially and of record by Seller or one of its Subsidiaries, except for director's qualifying shares and similar statutory de minimis holdings. All of the Shares are duly authorized and validly issued, fully paid and nonassessable, and are not subject to any preemptive rights created by statute, the organizational documents of Seller or any of its Subsidiaries, or any agreement or document to which Seller or any of its Subsidiaries is a party or by which of Seller or any of its Subsidiaries is bound and, when transferred to Purchaser will be free and clear of all Liens. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, there are no equity securities, partnership interests or other similar ownership interests of any class or series of any Sold Subsidiary, or any securities convertible into, or exercisable or exchangeable for, such equity securities, partnership interests or similar ownership interests of any Sold Subsidiary, which are issued, reserved for issuance or outstanding. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, there are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries is bound obligating Seller or any of its Subsidiaries to issue, deliver or sell (or cause to be issued, delivered or sold), or repurchase, redeem or otherwise acquire (or cause the repurchase, redemption or acquisition of), any shares of capital stock of any Sold Subsidiary or any Subsidiaries thereof, or obligating Seller or any of its

Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights, proxies or other agreements or understandings with respect to any equity security, partnership interest or other similar ownership interest of any class or series of any capital stock of any Sold Subsidiary or any Subsidiaries thereof.

     (b) The only outstanding Indebtedness of Seller and its Subsidiaries is (i) $200 million in principal amount of 7.125% Senior Notes Due March 1, 2004 (the "2004 Senior Notes") issued pursuant to the Indenture, dated as of March 1, 1997 (the "Indenture"), (ii) $200 million in aggregate principal amount of 7.37% Senior Notes Due March 1, 2007 (the "2007 Senior Notes") issued pursuant to the Indenture, (iii) $100 million in principal amount of 7.875% Senior Debentures due March 1, 2017 (the "2017 Senior Debentures") issued pursuant to the Indenture, (iv) $200 million in principal amount of 7.45% Senior Debentures due March 1, 2037 (the "2037 Senior Debentures") and, together with the 2004 Notes, the 2007 Notes and the 2017 Senior Debentures, the "Debentures") issued pursuant to the Indenture. Other than the Debentures, which are redeemable in full in accordance with their respective terms, there is no Indebtedness of Seller or its Subsidiaries.

     3.5 Authority. Each of Seller and SSHI has all necessary corporate power and authority to enter into this Agreement and the OD Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the OD Documents by Seller and SSHI, and the performance by Seller and SSHI of its obligations hereunder and thereunder and the consummation by Seller and SSHI of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and SSHI, subject only to the approval and adoption of this Agreement and the OD Documents by the stockholders of Seller in accordance with Delaware Law. The affirmative vote of the holders of at least a majority of the outstanding shares of Seller Common Stock is the only vote required for the stockholders of Seller to approve this Agreement, the OD Documents and the transactions contemplated hereby and thereby under the applicable rules of The New York Stock Exchange, Inc. (the "NYSE"), Delaware Law and all other legal and regulatory requirements applicable thereto (the "Required Stockholder Approval"). This Agreement and the OD Documents have been duly executed and delivered by Seller and SSHI and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and the OD Documents by the other party or parties thereto, constitute the valid and binding obligations of Seller and SSHI, enforceable in accordance with their respective terms, subject to (i) the effect of any applicable laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights and the relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.6 Conflicts. The execution and delivery of this Agreement by Seller and SSHI does not, and the performance by Seller and SSHI of its obligations hereunder and the consummation by Seller and SSHI of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Seller and SSHI or the organizational documents of any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.7 hereof, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Seller or any of its Subsidiaries, or by which Seller, any of its Subsidiaries or any of their respective assets and properties are bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller or any of its Subsidiaries under, or alter the obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of Seller or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which Seller, any of its Subsidiaries or any of their respective assets and properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii) of this Section 3.6, individually or in the aggregate, (a) reasonably be expected to have a Material Adverse Effect, or (b) reasonably be expected to have a material adverse effect on, or materially delay, the ability of Purchaser, Seller or SSHI to consummate the transactions contemplated hereby.

     3.7 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the OD Documents by Seller, or the performance by Seller of its obligations hereunder and thereunder or the consummation by Seller of the transactions contemplated hereby and thereby, except for (i) the filing of the Proxy Statement (as defined in Section 6.1(a) hereof) with the SEC in accordance with the Exchange Act, (ii) consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act or any applicable state antitrust Laws, (iii) consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect or have a material adverse effect on, or materially delay, the ability of Seller or Purchaser to consummate the transactions contemplated hereby.

     3.8  SEC Filings; Seller Financial Statements.

     (a) Seller has filed all forms, reports and documents required to be filed with the SEC since July 3, 1998, and has made available (through on-line databases) to Purchaser such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including all exhibits and schedules thereto and all documents incorporated by reference therein) are referred to herein as the "Seller SEC Reports." As of their respective dates, the Seller SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time each such Seller SEC Report was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Seller is required to file any forms, reports or other documents with the SEC. Except to the extent revised or superseded by a subsequent filing with the SEC, none of the Seller SEC Reports filed by Seller since July 3, 1999 and prior to the date of this Agreement (collectively, the "Recent SEC Reports") contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Seller included in all Seller SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as reflected in the most recent consolidated balance sheet of Seller included in the Recent SEC Reports most recently filed by Seller with the SEC prior to the date hereof (such consolidated balance sheet being referred to herein as the "Current Seller Balance Sheet" and the date thereof being referred to herein as the "Current Balance Sheet Date"), as of the Current Balance Sheet Date, neither Seller nor any of its Subsidiaries had, and since such date neither Seller nor any of such Subsidiaries has incurred, any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     3.9  [Reserved]

     3.10 Absence of Certain Changes or Events. Except as reflected in the Recent SEC Reports or Section 3.10 of the Seller Disclosure Schedule, since the date of the last audited financial statements of Seller included in the Recent SEC Reports, Seller has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been (i) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement or the VERITAS Merger Agreement. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, since the date of Seller's most recent periodic report on Form 10-Q included in the Recent SEC Reports, there is not and has not been any event or action described in Section
5.2 hereof.

     3.11  Tax Matters.

     (a) Seller and each of its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Seller and each of its Subsidiaries with any Tax authority, except such Returns which are not material to Seller or any such Subsidiaries, and all such Returns are true, correct and complete in all material respects. Seller and each of its Subsidiaries have paid all Taxes due and payable on such Returns.

     (b) As of the Closing Date, Seller and each of its Subsidiaries will have withheld with respect to its employees all federal and state income Taxes, Taxes payable pursuant to the Federal Insurance Contribution Act, Taxes payable pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Seller or any such Subsidiaries.

     (c) Neither Seller nor any of its Subsidiaries has been delinquent in the payment of any material Tax. Section 3.11(c) of the Seller Disclosure Schedule contains a complete and accurate list of all material Tax deficiencies outstanding, proposed or assessed against Seller or any of its Subsidiaries, and a complete and accurate list of all Seller's or any of its Subsidiaries' executed and unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Liabilities for any Tax.

     (d) Section 3.11(d) of the Seller Disclosure Schedule contains a complete and accurate list of all audits or other examinations of any Return of Seller or any of its Subsidiaries by any Tax authority is presently in progress, and a complete and accurate list of all Seller's or any of its Subsidiaries' notifications of any request for such an audit or other examination.

     (e) Section 3.11(e) of the Seller Disclosure Schedule contains a complete and accurate list of all adjustments relating to any Returns filed by Seller or any of its Subsidiaries that have been proposed in writing formally or informally by any Tax authority to Seller or any of its Subsidiaries or any representative thereof.

     (f) Neither Seller nor any of its Subsidiaries has any Liability for any material unpaid Taxes which has not been accrued for or reserved on the Current Seller Balance Sheet in accordance with GAAP, contingent or otherwise, which is material to Seller or any of its Subsidiaries, other than any Liability for unpaid Taxes that may have accrued in connection with the operation of the business of Seller and its Subsidiaries in the ordinary course.

     (g) Section 3.11(g) of the Seller Disclosure Schedule contains a complete and accurate list of all contracts, agreements, plans or arrangements to which Seller or any of its Subsidiaries is a party as of the date of this Agreement (including, without limitation, the provisions of this Agreement), covering any employee or former employee of Seller or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. The Seller Disclosure Schedule contains a complete and accurate list of contracts, agreements, plans or arrangements to which Seller is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Except as set forth in
Section 3.11(g) of the Seller Disclosure Schedule, no Seller Plan (as defined in
Section 3.16(a) hereof) exists that could result in the payment to any present or former employee of Seller or any of its Subsidiaries of any money or other property, or accelerate or provide any other rights or benefits to any present or former employee of Seller or any of its Subsidiaries as a result of the transaction contemplated by this Agreement or the OD Documents.

     (h) There are no Liens with respect to Taxes upon the assets of Seller or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or which are being contested in good faith.

     (i) Neither Seller nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Seller or any of its Subsidiaries.

     (j) Section 3.11(j) of the Seller Disclosure Schedule contains a complete and accurate list of all Seller's and any of its Subsidiaries' Tax-sharing, Tax indemnity or Tax allocation agreements or arrangements.

     (k) None of the assets or properties of Seller or any of its Subsidiaries are Tax exempt use property within the meaning of Section 168(h) of the Code.

     (l) Seller has no excess loss accounts with respect to the stock of any of its Subsidiaries. The transactions contemplated by this Agreement will not result in the recognition of a material amount of deferred intercompany gain under the deferred intercompany transaction rules of the Code.

     3.12 Compliance. Neither Seller nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any Law (including the Foreign Corrupt Practices Act of 1977), rule, regulation, order, judgment or decree applicable to Seller or any of its Subsidiaries or by which Seller or any of its Subsidiaries or any of their respective assets and properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or its or any of their respective assets and properties are bound or affected. No investigation or review by any Governmental Authority is pending or, to the knowledge of Seller, threatened, against Seller or any of its Subsidiaries, nor has any Governmental Authority indicated an intention to conduct the same, other than routine investigations in the ordinary course of Seller's business. There is no agreement, judgment, injunction, order or decree binding upon Seller or any of its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of Seller or any of its Subsidiaries, any acquisition of material property by Seller or any of its Subsidiaries or the conduct of business by Seller or any of its Subsidiaries as currently conducted.

     3.13 Permits. Seller and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities which are material to the operation of the business of Seller and its Subsidiaries, and Seller and its Subsidiaries are in compliance in all material respects with the terms of such permits, licenses, variances, exemptions, order and approvals.

     3.14 Litigation. There is no Action, suit, proceeding, claim, arbitration or investigation pending against Seller or any of its Subsidiaries or as to which Seller or any of its Subsidiaries has received any notice of assertion, nor to the knowledge of Seller, is there any threatened Action, suit, proceeding, claim, arbitration or investigation pending against Seller or any of its Subsidiaries, in either case which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     3.15 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated, neither Seller nor any of its Subsidiaries has incurred, nor will Seller or any of its Subsidiaries incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.16  Employee Benefit Plans.

     (a) Section 3.16(a) of the Seller Disclosure Schedule contains a complete and accurate list of all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements (including, without limitation, all employment, severance, change of control or similar agreements) or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) maintained or contributed to by Seller or a Seller affiliate covering any active or former employee, director or consultant of Seller (each, a "Seller Employee" and, collectively, the "Seller Employees" which shall, for all purposes of and under this Section 3.16, mean an employee of Seller or a Seller Affiliate

(as defined below)), any Subsidiary of Seller or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Seller within the meaning of Section 414(b), (c) or (m) of the Code (each, a "Seller Affiliate" and, collectively, the "Seller Affiliates") (each, a "Seller Plan" and, collectively, the "Seller Plans"). Seller has provided or made available to Purchaser: (i) correct and complete copies of all documents embodying each Seller Plan, including, without limitation, all amendments thereto, all trust documents related thereto, and all material written agreements and contracts related thereto; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Seller Plan; (iv) all IRS determination, opinion, notification and advisory letters with respect to each Seller Plan; (v) all material correspondence to or from any Governmental Authority relating to any Seller Plan; (vi) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to each Seller Plan; (vii) the most recent discrimination tests for each Seller Plan required to perform such tests; (viii) the most recent actuarial valuations, if any, prepared for each Seller Plan; (ix) if the Seller Plan is funded, the most recent annual and periodic accounting of the assets of each Seller Plan; and (x) all communication to Seller Employees relating to any Seller Plan and any proposed Seller Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material Liability to Seller or any Seller Affiliate in respect of any Seller Plan.

     (b) Each Seller Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws applicable thereto (including, without limitation, ERISA and the Code). No Action, suit or other litigation (excluding claims for benefits incurred in the ordinary course of Seller Plan activities) has been brought, or to the knowledge of Seller, is threatened, against or with respect to any such Seller Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Seller, threatened by the IRS or the United States Department of Labor with respect to any Seller Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Seller Plans have been timely made or accrued. Any Seller Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to qualify under
Section 501(a) of the Code (i) has either obtained from the IRS a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status under the Code, or still has a remaining period of time under applicable treasury regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination as to its qualified status under the Code, and (ii) except with respect to amendments for which the Internal Revenue Service has allowed until December 31, 2000, incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of Seller, no condition or circumstance exists giving rise to a material likelihood that any such Seller Plan would not be treated by the IRS as qualified under the Code, except as set forth in Section 3.16(b) of the Seller Disclosure Schedule. Seller does not have any plan or commitment to establish any new Seller Plan, to modify any existing Seller Plan (except to the extent required by Law or to conform any such Seller Plan to the requirements of any applicable Law, in each case as previously disclosed to Purchaser in writing, or as required by the terms of any Seller Plan or this Agreement), or to enter into any new

Seller Plan. Each Seller Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without Liability to Purchaser, Seller or any of the Seller Affiliates (other than ordinary administration expenses).

     (c) Neither Seller, any of its Subsidiaries, nor any of the Seller Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code, and at no time has Seller contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. To Seller's knowledge, there are no circumstances which could reasonably be expected to subject Seller, any of its Subsidiaries, or any officer or director of Seller or any of its Subsidiaries, to any material Liability or penalty under
Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and
Section 408 of ERISA, has occurred with respect to any Seller Plan which could reasonably be expected to subject Seller or any Seller Affiliates to material Liability.

     (d) Except as set forth in Section 3.16(d) of the Seller Disclosure Schedule, none of the Seller Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, and neither Seller nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Seller Employee, former employee, director, consultant or other person, except to the extent required by applicable Law.

     (e) Each Seller International Employee Plan (as defined below) has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all applicable Laws. No Seller International Employee Plan has unfunded Liabilities that, as of the Closing, will not be offset by insurance or fully accrued. Except as required by applicable Law, no condition exists that would prevent Seller or Purchaser from terminating or amending any Seller International Employee Plan at any time for any reason. For all purposes of and under this Agreement, the term "Seller International Employee Plan" shall mean each Seller Plan that has been adopted or maintained by Seller or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Seller or any of its Subsidiaries who are not United States citizens and who are employed outside the United States.

     3.17 Absence of Liens. Seller and each of its Subsidiaries has good and valid title to, or in the case of leased assets and properties valid leasehold interests in, all of its material tangible assets and properties, real, personal and mixed, used in their respective businesses, free and clear of any Liens, except (i) as reflected in the consolidated balance sheet of Seller included in the Recent SEC Reports, (ii) for Liens for Taxes not yet due and payable, and
(iii) for such imperfections of title and encumbrances, if any, which would not be material to Seller or any of its Subsidiaries.

     3.18  Environmental Matters.

     (a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (i) "Environmental Claim" or "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, causes of action, demands, demand letters, claims, Liens, notices of non-compliance, potential liability or violation, investigations, proceedings, consent orders or consent or settlement agreements relating in any way to any Environmental Laws or any Environmental Permits, including, without limitation, (A) any and all claims or directions by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (B) any and all Claims by any Person seeking damages (including with respect to natural resource damages, property damage, diminution in value and personal injury) contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          (ii) "Environmental Law" or "Environmental Laws" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec.sec. 5101 et seq.; the Clean Water Act, 33 U.S.C. sec.sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.
     sec.sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec.sec. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec.sec. 300f et seq.; the Occupational Safety and Health Act, 29 U.S.C. sec.sec. 1651 et seq., the Atomic Energy Act, 42 U.S.C. sec.sec. 2014 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sec.sec. 136 et seq. and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. sec.sec. 301 et seq. and analogous state, provincial and foreign laws.

          (iii) "Environmental Permit" or "Environmental Permits" means all permits, approvals, registrations, identification numbers, licenses and other authorizations required under any applicable Environmental Laws.

          (iv) "Hazardous Material" or "Hazardous Materials" means (A) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (B) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (C) any other chemical, material or substance the use, handling, generation, treatment, storing, release or exposure to which is regulated by any Governmental Authority.

     (b) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) neither Seller nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to any Hazardous Materials in violation of any Law, and (ii) neither Seller nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any Environmental Law.

     (c) Except as set forth in Section 3.18(c) of the Seller Disclosure Schedule, (i) no material Action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Seller, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activities of Seller or any of its Subsidiaries; and (ii) Seller is not aware of any fact or circumstance which could involve Seller or any of its Subsidiaries in any material Environmental Claim or impose upon Seller or any of its Subsidiaries any material Liabilities under any Environmental Law.

     (d) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of Seller and its Subsidiaries are consistently and reliably in compliance in all respects with all applicable Environmental Laws; and (ii) Seller has obtained and is, as presently operating, consistently and reliably in compliance with the conditions of all Environmental Permits necessary under any Environmental Law for the continued conduct of the business and operations of Seller in the manner now conducted.

     (e) No investigation or review with respect to such matters is pending or threatened, nor has any Governmental Authority or other person indicated an intention to conduct the same, other than routine investigations and reviews taken in the ordinary course of business.

     3.19 Labor Matters. (i) There are no controversies pending or, to the knowledge of Seller, threatened, between Seller or any of its Subsidiaries and any of their respective employees; (ii) as of the date hereof, neither Seller nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Seller or any of its Subsidiaries, nor does Seller know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date hereof, Seller has no any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Seller or any of its Subsidiaries.

     3.20  Agreements, Contracts and Commitments. Except as set forth in Section
3.20 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to or is bound by any of the following to the extent currently in force:

          (a) any employment or consulting agreement, contract or commitment with any officer or director of Seller, other than those that are terminable on no more than thirty (30) days' notice;

          (b) any agreement, contract or commitment relating to the disposition or acquisition by Seller or any of its Subsidiaries, after the date hereof, of a material amount of assets or properties other than in the ordinary course of business;

          (c) any agreement, contract or commitment to license any third party to manufacture or reproduce any Seller product, service or technology, or any agreement, contract or commitment to sell or distribute any Seller products, service or technology, except in each case for agreements entered into in the ordinary course of business; or

          (d) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, contracts or commitments relating to the borrowing of money or extension of credit.

     3.21 Statements; Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 6.1(a) hereof) will, at the time it is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement (as defined in Section 6.1(a) hereof) will, on the date it is first mailed to the stockholders of Seller, at the time of the Seller

Stockholders' Meeting (as defined in Section 6.1(a) hereof) and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied by Purchaser which is contained in the Proxy Statement.

     3.22 Board Approval. The Board of Directors of Seller has (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Seller and its stockholders, (ii) duly approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of Seller approve this Agreement and the transactions contemplated hereby.

     3.23 State Takeover Statutes. The Board of Directors of Seller has approved this Agreement and the transactions contemplated hereby, and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the provisions of Section 203 of Delaware Law to the extent, if any, such provisions are applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement or the transactions contemplated hereby.

     3.24 Fairness Opinion. Seller has received a written opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration (as defined in the VERITAS Merger Agreement) payable pursuant to the VERITAS Merger Agreement is fair to the stockholders of Seller from a financial point of view.

     3.25  Intellectual Property.

     (a) Seller or its Subsidiaries own, or possess licenses or other valid rights to use, and immediately prior to Closing the Sold Subsidiaries or one or more of their Subsidiaries will own, or possess licenses or other valid rights to use, all Intellectual Property (as defined in Section 3.25(d) hereof) necessary for the conduct of the business of Seller and its Subsidiaries as currently conducted. Except as set forth in Section 3.25(a) of the Seller Disclosure Schedule, (i) the conduct of the business of Seller and its Subsidiaries as currently conducted does not infringe or otherwise violate any Intellectual Property of any third party except where such infringement would not reasonably be expected to have a Material Adverse Effect, and (ii) no person is infringing or otherwise violating any Intellectual Property of Seller or its Subsidiaries, except where such infringement would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.25(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the loss of, or any encumbrance on, the rights of Seller or any of its Subsidiaries with respect to the Intellectual Property owned or used by them and no claims, order, actions or proceedings are pending or, to the knowledge of Seller, threatened, that seek to question the ownership or scope, cancel or limit the scope or validity of the Intellectual Property owned or used by Seller or any of its Subsidiaries or the rights of Seller or any of its Subsidiaries therein, except in each case for such claims, orders, actions, proceedings, losses, encumbrances or rights as would not have a Material Adverse Effect.

     (b) Seller and each of its Subsidiaries has implemented policies and consistently followed practices regarding the preservation of its Proprietary Information (as defined in Section 3.25(d) hereof) from unauthorized disclosure to third parties and regarding the use and disclosure of its Proprietary Information by its employees and contractors.

     (c) Section 3.25(c) of the Seller Disclosure Schedule contains a complete and accurate list of all material Intellectual Property held or owned by Seller and its Subsidiaries that has been issued or registered by, or filed with, any Governmental Authority and all material Intellectual Property licenses to which Seller or any of its Subsidiaries is a party.

     (d) For all purposes of and under this Agreement, (i) "Intellectual Property" shall mean intellectual or property of a similar nature including without limitation all United States and foreign patents and patent applications, United States and foreign trademark registrations or any analogous rights and applications therefor, United States and foreign copyright registrations and applications therefor, Proprietary Information and all other intellectual property rights, including, without limitation, inventions, processes, formulae, technology, know-how, techniques or other data and information, confidential and proprietary trade secrets, computer software, technical manuals and documentation used in connection with any of the foregoing, and licenses and rights with respect to the foregoing or property of like nature, and (ii) "Proprietary Information" shall mean the trade secrets, proprietary technology, know-how and other confidential information relation to the business of Seller and its subsidiaries as currently conducted.

     3.26 Assets. The assets held directly or indirectly by the Sold Subsidiaries (after giving effect to the Split), constitute all of the assets of Seller and its Subsidiaries other than the Designated Assets.

     3.27 Insurance. Seller and each of its Subsidiaries maintain, and all times during the prior three years have maintained, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses. All premiums due and payable under all such policies and bonds have been paid, Seller and each of its Subsidiaries is otherwise in material compliance with the terms of such policies and bonds and, to the knowledge of Seller, there is no threatened termination of, or material premium increase with respect to, any of such policies.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller, subject to the exceptions and qualifications set forth or disclosed in the disclosure letter delivered by Purchaser to Seller, dated as of the date hereof (the "Purchaser Disclosure Schedule"), as follows:

     4.1 Organization; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would not reasonably be expected to have a material adverse effect on, or materially delay, the ability of Purchaser or Seller to consummate the transactions contemplated by this Agreement.

     4.2 Charter Documents. Purchaser has delivered to Seller a true and correct copy of the organizational documents of Purchaser, each as amended to date and in effect as of the date hereof, and each such instrument is in full force and effect. Purchaser is not in violation of any of the provisions of its organizational documents.

     4.3 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser. No vote of the holders of the outstanding shares of capital stock of Purchaser is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to (i) the effect of any applicable laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights and the relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.4 Conflicts. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder the consummation by Purchaser of the transactions contemplated hereby will not, (i) conflict with or violate the organizational documents of Purchaser, (ii) subject compliance with the requirements set forth in Section 4.5 hereof, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Purchaser or by which Purchaser or its assets and properties are bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Purchaser under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or its assets and properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii) of this Section 4.4, individually or in the aggregate, reasonably be expected to have a material adverse effect on, or materially delay, the ability of Purchaser or Seller to consummate the transactions contemplated by this Agreement.

     4.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser, or the performance by Seller of its obligations hereunder or the consummation by Seller of the transactions contemplated hereby, except for (i) consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act or any applicable state antitrust Laws, (ii) consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a material adverse effect on, or materially delay, the ability of Purchaser or Seller to consummate the transactions contemplated hereby.

     4.6 Litigation. There is no Action, suit, proceeding, claim, arbitration or investigation pending against Purchaser or as to which Purchaser has received any notice of assertion, nor to the knowledge of Purchaser, is there any threatened Action, suit, proceeding, claim, arbitration or investigation pending against Purchaser, which could reasonably be expected to have a material adverse effect on Purchaser.

     4.7 Statements; Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Purchaser or its Affiliates for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement will, on the date the Proxy Statement is first mailed to the stockholders of Seller, at the time of the Seller Stockholders' Meeting and at the Closing Date, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by Seller which is contained in the Proxy Statement.

     4.8 Financing. For all purposes of and under this Agreement, the Commitment Letters and the Equity Commitments shall be referred to together as the "Financing Agreements" and the financing to be provided thereunder shall be referred to as the "Financing." The aggregate proceeds of Financing are in an amount sufficient to consummate the transactions contemplated hereby in accordance with the terms hereof. None of the Commitment Letters or the Equity Commitments has been withdrawn and Purchaser does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Commitment Letters or the Equity Commitments not being satisfied.

     4.9 Delaware Law. Purchaser was not immediately, prior to the execution and delivery of this Agreement, an "interested stockholder" of Seller within the meaning of Section 203 of Delaware Law, and neither Purchaser nor any of its Affiliates beneficially owns any shares of Common Stock of Seller on the date hereof.

     4.10 Newly Organized. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

     4.11 Related Agreements. Purchaser has delivered to Seller true and correct copies of any and all contracts and agreements between VERITAS and Purchaser and their respective Affiliates.

     4.12 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of the Financing in order to effect the transactions contemplated by this Agreement, the Sold Subsidiaries and their respective Subsidiaries shall be able to pay their debts as they become due in the ordinary course of business and shall own assets having a present fair saleable value greater than the combined stated liabilities and identified contingent liabilities of such entities. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of the Financing to be obtained in order to effect the transactions contemplated by this Agreement, the Sold Subsidiaries and their respective Subsidiaries shall have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any Financing to be obtained in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser, Seller, the Sold Subsidiaries or any of their respective Subsidiaries.

     4.13 No Amendment to VERITAS Merger Agreement. Seller shall not, without the prior written consent of Purchaser, amend, modify, supplement, mutually terminate or waive any term or condition set forth in the OD Documents, as in effect as of the date hereof.

                                   ARTICLE V

                            CONDUCT PRIOR TO CLOSING

     5.1 Conduct of Business. Except (i) as set forth in Section 5.1 of the Seller Disclosure Schedule, (ii) to the extent that Purchaser shall otherwise consent in writing, and (iii) to the extent contemplated by the OD Documents as in effect on the date hereof, or for the sale of all or a portion of the Designated Assets, at all times during the period commencing with the execution and delivery hereof and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Closing, Seller shall, and shall cause each of its Subsidiaries to, (a) carry on its business diligently and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (b) pay or perform its material obligations when due, and (c) use its commercially reasonable efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In furtherance of the foregoing and subject to applicable Law, Seller shall confer with Purchaser, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of its business and the business of its Subsidiaries.

     5.2 Restrictions on Conduct of Business. Without limiting the generality of the terms of Section 5.1 hereof, except (i) as set forth in Section 5.2 of the Seller Disclosure Schedule or as required by the terms hereof, or (ii) to the extent that Purchaser shall otherwise consent in writing (which, in the case of Section 5.2(q) hereof, shall not be unreasonably withheld), or (iii) to the extent contemplated by the OD Documents as in effect on the date hereof, or for the sale of all or a portion of the Designated Assets, at all times during the period commencing with the execution and delivery hereof and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the

Closing, Seller shall not do any of the following, or permit its Subsidiaries to do any of the following:

          (a) except as required by applicable Law, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) enter into any material partnership arrangements, joint development agreements or strategic alliances, other than in the ordinary course of business consistent with past practice;

          (c) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of Seller or its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) grant any severance or termination pay to any present or former director, officer or employee of Seller or its Subsidiaries (except for the payment of severance or termination pay in the ordinary course of business consistent with past practice), or (iii) establish, adopt, enter into, amend or terminate any Seller Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Seller Plan if it were in existence as of the date of this Agreement, except as required by applicable Law;

          (d) issue, deliver, sell, authorize, pledge or otherwise encumber, or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of any of its Subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of any of its Subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock of any of its Subsidiaries, or securities convertible into, or exercisable or exchangeable for, shares of capital stock of any of its Subsidiaries;

          (e) cause, permit or propose any amendments to any charter document or bylaws (or similar governing instruments) of Seller or any of its Subsidiaries;

          (f) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, joint venture, association, business trust or other business enterprise or entity, or otherwise acquire or agree to acquire any assets having a value exceeding $5,000,000 in the aggregate or which are otherwise material, individually or in the aggregate, to the business of Seller and its Subsidiaries to be included in the Sold Subsidiaries;

          (g) adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

          (h) except as required by applicable Law, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practice, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its officers;

          (i) except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Seller or any of its Subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (j) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (i) the sale or transfer of any Designated Assets (but not including shares of VERITAS capital stock), or (ii) any such properties or assets the value of which do not exceed $5,000,000 individually and $10,000,000 in the aggregate, except sales of inventory in the ordinary course of business consistent with past practice; provided, that Seller may divest any of the Private Securities without the consent of Purchaser if required to do so on an involuntary basis pursuant to any merger, securities purchase or other similar type of agreement;

          (k) (i) incur any Indebtedness or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for endorsements and guarantees for collection, short-term borrowings and lease obligations, in each case incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investment in, any other person, other than to Seller or any direct or indirect wholly-owed Subsidiary of Seller;

          (l) fail in any material respect to make any capital expenditures in the amounts budgeted and at the times contemplated therefor in Seller's annual capital expenditures budget for fiscal year 2000 previously provided to Purchaser, or expend funds for unbudgeted capital expenditures in an amount greater than $5,000,000;

          (m) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms as in effect on the date hereof, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

          (n) change any financial reporting or material accounting principle used by it unless otherwise required by applicable Law or GAAP;

          (o) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation shall not exceed $10,000,000;

          (p) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Seller to its parent (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) purchase, redeem or otherwise acquire any shares of capital stock of Seller or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or

          (q) make, or permit to be made, without the prior written consent of Purchaser any material Tax election which would affect the Sold Subsidiaries or any of their respective Subsidiaries.

          (r) agree in writing or otherwise to take any of the actions described in Section 5.2(a) through Section 5.2(q) hereof, inclusive.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Registration Statement; Proxy Statement; Other Filings.

     (a) As promptly as practicable after the execution and delivery of this Agreement, (i) Seller (in cooperation with Purchaser and the other party or parties to the OD Documents) shall prepare and file with the SEC a proxy statement/prospectus to be sent to the stockholders of Seller in connection with the meeting of the stockholders of Seller to consider the approval of this Agreement, the OD Documents and the transactions contemplated hereby and thereby (such proxy statement/prospectus being referred to herein as the "Proxy Statement" and such meeting of the stockholders of Seller being referred to herein as the "Seller Stockholders' Meeting"), and (ii) Seller shall cooperate with Purchaser and the other party or parties to the OD Documents in the preparation and filing a registration statement on Form S-4 (the "Registration Statement") to be filed with the SEC in connection with the transactions contemplated by the OD Documents. Seller shall respond to any comments of the SEC with respect to the Registration Statement or the Proxy Statement, shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the execution and delivery of this Agreement, Seller shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal, foreign or state "blue sky" securities Laws relating to the transactions contemplated hereby (collectively, the "Other Filings"). Seller shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff, and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing, or for additional information, and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings shall comply in all material respects with all requirements of applicable Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Seller or Purchaser, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Seller, such amendment or supplement.

     (b) Subject to Section 6.2(c) hereof, the Proxy Statement shall also include the recommendation of the Board of Directors of Seller in favor of the approval of this Agreement, the OD Documents and the transactions contemplated hereby and thereby.

     6.2  Meeting of Seller Stockholders.

     (a) Subject to the terms of Section 6.2(c) hereof, promptly after the date hereof and in consultation with Purchaser, Seller shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Seller Stockholders' Meeting, to be held as promptly as practicable, for the purpose of voting upon this Agreement, the OD Documents and the transactions contemplated hereby and thereby. Subject to the terms of
Section 6.2(c) hereof, Seller shall solicit proxies from its stockholders in favor of the approval of this Agreement, the OD Documents and the transactions contemplated hereby and thereby, and shall take all other action necessary or advisable to secure the Required Stockholder Approval.

     (b) Subject to the terms of Section 6.2(c) hereof, (i) the Board of Directors of Seller shall recommend that Seller's stockholders vote in favor of and approve this Agreement, the OD Documents and the transactions contemplated hereby and thereby at the Seller Stockholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has recommended that Seller's stockholders vote in favor of and approve this Agreement, the OD Documents and the transactions contemplated hereby and thereby, and (iii) neither the Board of Directors of Seller nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Purchaser, the recommendation of the Board of Directors of Seller that Seller's stockholders vote in favor of and approve this Agreement, the OD Documents and the transactions contemplated hereby and thereby.

     (c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall prevent the Board of Directors of Seller from withdrawing, amending or modifying its recommendation in favor of this Agreement and the transactions contemplated hereby if (i) Seller receives a Seller Superior Offer (as defined below) and such Seller Superior Offer is not withdrawn, (ii) neither Seller nor any of its agents or representatives shall have violated any of the restrictions set forth in Section 6.5(a) hereof, and
(iii) the Board of Directors of Seller concludes in good faith, after consultation with its outside counsel, that, in light of such Seller Superior Offer, the withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of Seller to comply with its fiduciary obligations to the stockholders of Seller under applicable Law. For all purposes of and under this Agreement, the term "Seller Superior Offer" shall mean a bona fide written offer made by a third party to consummate any of the following transactions: (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller, pursuant to which the stockholders of Seller immediately preceding such transaction would hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction (or the ultimate parent entity thereof); (b) a sale or other disposition by Seller of assets (excluding inventory and used equipment sold in the ordinary course of business) representing all or substantially all of Seller's consolidated assets immediately prior to such sale, (c) a sale or other disposition by Seller of all or more than ninety-five percent (95%) of the assets to be held (directly or indirectly) by the Sold Subsidiaries after giving effect to the Split, or (d) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Seller, in each case on terms that the Board of Directors of Seller determines, in its reasonable judgment (after consultation with its financial advisor and after taking into account all aspects of the proposal and the person making the proposal and any proposed changes to this Agreement that may be proposed by Purchaser in response to such Seller Superior Offer) to be more favorable to the stockholders of Seller, from a financial point of view, than, (i) in the case of a Seller Superior Offer of the type referred to in clauses (a), (b) or (d), this Agreement and the OD Documents and the transactions contemplated hereby and thereby and (ii) in the case of a Seller Superior Offer of the type referred to in clause (c), this Agreement and the transactions contemplated hereby; provided, however, that any such offer shall not be deemed to be a "Seller Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Seller's Board of Directors to be obtained by such third party on a timely basis. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, except for a mutual termination as provided for in Section 4.13 hereof, nothing in this Agreement shall prevent the Board of Directors of Seller from withdrawing, amending or modifying its recommendation in favor of the OD Documents, or terminating the OD Documents in accordance with its terms.

     6.3  Access to Information.

     (a) Seller shall afford Purchaser and its accountants, counsel and other representatives (including potential financing sources), reasonable access, during normal business hours, to the properties, books, records and personnel of Seller and its Subsidiaries at any time prior to the Closing in order to enable Purchaser obtain all information concerning the business, assets and properties, results of operations and personnel of Seller and its Subsidiaries as Purchaser may reasonably request. No information or knowledge obtained in the foregoing investigation by Purchaser pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of Seller and Purchaser to consummate the transactions contemplated hereby.

     (b) Seller shall provide, and shall cause its Subsidiaries and its and their respective officers and employees to provide, all necessary cooperation in connection with the arrangement of the Financing and related matters, including, without limitation, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of Seller with respect to solvency matters, as may be requested by Purchaser, provided, however, that such letters, agreements or documents expressly provide that, from and after consummation of the transactions contemplated by this Agreement, Seller shall have no Liability thereunder and the other parties thereto shall look solely to Purchaser in respect of any obligations of Seller thereunder.

     6.4 Confidentiality. Seller and Purchaser acknowledge that they have previously entered into a Confidentiality Agreement (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms.

     6.5  No Solicitation.

     (a) From and after the date of this Agreement until the earlier to occur of the Closing and termination of this Agreement pursuant to Section 10.1 hereof, Seller and its Subsidiaries shall not, and shall cause their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them not to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Seller Acquisition Proposal (as defined in Section 6.5(b) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Seller Acquisition Proposal, (iii) engage in discussions with any person with respect to any Seller Acquisition Proposal, except as to the existence of the terms of this Section 6.5, (iv) subject to the terms of Section 6.2(c) hereof, approve, endorse or recommend any Seller Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Seller Acquisition Transaction (as defined in Section 6.5(b) hereof); provided, however, that until the date on which this Agreement is approved by the requisite vote of the stockholders of Seller, the terms of this
Section 6.5(a) shall not prohibit Seller from furnishing information regarding Seller and its Subsidiaries to, entering into a confidentiality or non-disclosure agreement with, or entering into discussions with, any person or group in response to a Seller Superior Offer submitted by such person or group (and not withdrawn) if (a) Seller has not violated any of the restrictions set forth in this Section 6.5(a), (b) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the Board of Directors of Seller to comply with its fiduciary obligations to the stockholders of Seller under applicable Law, (c) Seller receives from such person or group an executed confidentiality or non-disclosure agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person or group by or on behalf of Seller and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement (including with respect to any standstill arrangements, which may not be waived by Seller unless the standstill arrangements in the Confidentiality Agreement are waived), and (d) prior to furnishing any such non-public information to such person or group or entering into negotiations or discussions, Seller notifies Purchaser promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of the person and the terms and conditions of any inquiries, proposals or offers, and furnishes such non-public information to Purchaser to the extent such information has not been previously furnished to Purchaser. Seller and its Subsidiaries shall (and shall cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and representatives to) immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Seller Acquisition Proposal.

     (b) For all purposes of and under this Agreement, the term "Seller Acquisition Proposal" shall mean any offer or proposal relating to any Seller Acquisition Transaction. For all purposes of and under this Agreement, "Seller Acquisition Transaction" shall mean any transaction or series of related transactions, other than the transactions permitted to be effected under Section
5.2 hereof involving: (i) any acquisition or purchase from Seller by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than fifteen percent (15%) in interest of the total outstanding voting securities of Seller, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning more than fifteen percent (15%) of the total outstanding voting securities of Seller, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the stockholders of Seller immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (or the ultimate parent entity thereof); (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the fair market value of the consolidated assets and properties of Seller; (iii) a sale or other disposition by Seller of all or more than fifteen percent (15%) of the assets to be held by the Sold Subsidiaries after giving effect to the Split; and (iv) the acquisition by any person or group (including by way of a tender offer or exchange offer or issuance by Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifteen percent (15%) of the voting power of the then outstanding shares of capital stock of Seller.

     6.6 Public Disclosure. Purchaser and Seller shall consult with each other and agree before issuing any press release or otherwise making any public statement with respect to this Agreement, and shall not issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable Law or Seller's listing agreement with The New York Stock Exchange, Inc., in which case reasonable efforts to consult with the other party shall be made prior to such release or public statement.

     6.7 Legal Requirements. Purchaser and Seller shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby), and shall promptly cooperate with, and furnish information to, the other party hereto to the extent necessary in connection with any such requirements imposed upon any of them or their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

     6.8 Notification of Certain Matters. Purchaser shall give prompt notice to Seller, and Seller shall give prompt notice to Purchaser, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at the Closing, such that the conditions set forth in Section 9.2(a) or Section 9.3(a) hereof, as the case may be, would not be satisfied or fulfilled as a result thereof, or (ii) any material failure of Purchaser or Seller, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this
Section 6.8 shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice.

     6.9 Commercially Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of Purchaser and Seller under this Agreement, each of Purchaser and Seller shall use its respective commercially reasonable efforts to effectuate the transactions contemplated hereby, and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each of Purchaser and Seller, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     6.10  Indemnification.

     (a) From and after the Closing, Purchaser and the Sold Subsidiaries shall fulfill and honor in all respects the obligations of Seller pursuant to any indemnification agreements (substantially in the form delivered to Purchaser prior to the date hereof) between Seller, the Sold Subsidiaries and their respective directors and officers in effect immediately prior to the Closing and the Split (the "Indemnified Parties") and any indemnification provisions under Seller's charter documents as in effect on the date hereof. The organizational documents of Purchaser shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in Seller's organizational documents as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Closing, were directors, officers, employees or agents of Seller or the Sold Subsidiaries, unless such modification is required by applicable Law.

     (b) In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Purchaser shall make or cause to be made proper provision so that the successors and assigns of Purchaser assume the indemnification obligations of Purchaser and the Sold Subsidiaries under this Section 6.10 for the benefit of the Indemnified Parties.

     (c) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties, and
(ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (d) For a period of six (6) years following the Closing Date, Purchaser shall use its best efforts to maintain in effect the directors' and officers' liability insurance policies maintained by Seller; provided, however, that in no event shall Purchaser be required to expend in any one year in excess of one hundred and fifty percent (150%) of the annual premium currently paid by Seller for such coverage.

     6.11 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable following the execution and delivery of this Agreement, Seller and Purchaser each shall file with the FTC and DOJ Notification and Report Forms relating to the transactions contemplated hereby as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by Seller and Purchaser. Seller and Purchaser each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which Seller and Purchaser may reasonably deem appropriate.

     6.12 Use of Names. Seller acknowledges that from and after the Closing, the name "Seagate" and all similar or related names, marks and logos (all of such names, marks and logos being referred to herein as the "Seller Names") shall be owned by the Sold Subsidiaries, that neither Seller nor any of its Affiliates shall have any rights in the Seller Names, and that neither Seller nor any of its Affiliates will be entitled to contest the ownership or validity or any rights of Purchaser, the Sold Subsidiaries or any of their respective Subsidiaries in or to the Seller Names.

     6.13 Debt Offer. Subject to the terms and conditions of this Agreement, Seller shall commence an irrevocable tender offer (the "Debt Offer") to purchase all of the principal amount of the Debentures. The obligations of Seller (i) to commence the Debt Offer and (ii) to accept for payment, and pay for, any securities tendered pursuant to the Debt Offer, shall be subject to customary conditions and be conditioned upon closing of the transactions contemplated hereby and the OD Documents (any of which may be waived by Seller in its sole discretion). If fewer than one hundred percent (100%) of the Debentures are purchased pursuant to the Debt Offer, then at the Closing Purchaser shall (i) in accordance with the terms and provisions of Section 8.01 and Section 9.01 of the Indenture, assume the Debentures and enter into a Supplemental Indenture in accordance with such Section 8.01 and Section 9.01, (ii) give an irrevocable notice of redemption pursuant to Section 11.01 of the Indenture to the Trustee thereunder and each holder of a Debenture thereunder, specifying a "Redemption Date" thirty one (31) days after the Closing and other matters specified in
Section 11.08 of the Indenture, and (iii) deposit the principal amount of the "Redemption Price" with the Trustee under the Indenture.

     6.14 Commitment Letters; Rolled Options. Purchaser shall promptly forward Seller's counsel a copy of all credit documentation prepared pursuant to the Commitment Letters. In the event that one or more of the lenders under the Commitment Letters withdraws its Commitment Letter (or commitment thereunder) or invokes a condition that would prevent the Closing from occurring, Purchaser shall promptly notify Seller thereof. In the event that Purchaser invokes the condition set forth in Section 9.3(c) hereof, or one or more lenders withdraws its commitment, Purchaser shall use all commercially reasonable efforts to enter into contracts with one or more substitute lenders designated by Purchaser and reasonably acceptable to Seller ("Substitute Lenders"), provided, however, that Purchaser shall be required to enter into such contracts with one or more Substitute Lenders only if the economic terms and other conditions offered by such Substitute Lenders are no less favorable than those set forth in the Commitment Letters. From and after the date hereof until the Closing, Purchaser shall not amend, modify or supplement, or permit the amendment, modification or supplementation of, the Roll Agreement without Seller's prior written consent.

     6.15 Transaction Expenses. No later than fifteen (15) calendar days prior to the Closing Seller shall deliver to Purchaser final invoices from Seller's investment bankers (including their counsel, if any), attorneys, accountants and other advisors with respect to the transactions contemplated hereby, together with a statement from each such person to the effect that (i) the amounts shown due and owing therein constitute a "final" bill, and (ii) after payment in full of the amounts indicated therein, each such person will not look to Purchaser, Seller or any of their Affiliates or any party to the OD Documents for the payment of further amounts with respect to the transactions contemplated hereby or the OD Documents.

     6.16 Non-Assignable Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, contract, lease, permit, license or other right which would otherwise be included in the assets transferred pursuant to the Split, but which is by its terms non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given (the "Non-Assignable Assets"). Seller agrees to use commercially reasonably efforts before the Closing to obtain such consent or consents. Following the Closing and until such time as the Non-Assignable Assets may be properly assigned to Purchaser, such Non-Assignable Assets shall be held in trust for the benefit of Purchaser, the covenants and obligations thereunder shall be performed by Purchaser, and all benefits and obligations existing thereunder shall be for the account of Purchaser. Following the Closing, Seller authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets, and appoints Purchaser as its attorney-in-fact to act in its name and on its behalf (and on behalf of its Affiliates) with respect thereto.

                                  ARTICLE VII

                                EMPLOYEE MATTERS

     7.1 Employee Liabilities. Seller and its Subsidiaries shall take all corporate actions necessary to provide for the transfer of all assets relating to the Assumed Plans (as defined below) to the Purchaser as of, or as soon as practicable following, the Closing. From and after the date of the transfer of such assets, Purchaser shall assume sole sponsorship of all Seller Plans (other than any stock incentive plan, including, without limitation, the 1983 Incentive Stock Option Plan, the Employee Stock Purchase Plan, the Executive Stock Plan, the Conner Peripherals, Inc. 1986 Incentive Stock Plan, the 1991 Incentive Stock Option Plan, the Amended and Restated Directors' Option Plan, the Amended and Restated Archive Corporation Stock Option and Restricted Stock Purchase
Plan -- 1981, the Amended and Restated Archive Corporation Incentive Stock Option Plan -- 1981, the Conner Peripherals, Inc. -- Arcada Holdings, Inc. Stock Option Plan, 1998 Non-Statutory Stock Option Plan, 1999 Stock Option Plan, Arcada Holdings Inc. 1994 Stock Option Plan, Xiotech Corporation Amended and Restated 1996 Stock Option Plan) (such assumed Seller Plans, the "Assumed Plans") (provided, however, that the Assumed Plans shall include the [Suez] Software Information Management Group, Inc. 1999 Stock Option Plan and any outstanding options to acquire Seller Common Stock which are converted into options to acquire Purchaser shares pursuant to the Roll Agreement), and shall assume and be responsible for all Liabilities whatsoever to Seller Employees, including, without limitation, claims incurred under any Assumed Plan (including, without limitation, any statutory worker's compensation claims), other than Liabilities under any Seller Plan which is not an Assumed Plan (each, a "Non-Assumed Plan").

     7.2  Employee Benefit Plans.

     (a) From and after the Closing, (i) Purchaser shall offer all Seller Employees employment with a Sold Subsidiary following the Closing ("Transferred Employees"), initially on the same terms and conditions of employment that such Transferred Employee had immediately prior to the Closing (including salary, title and location), and all Transferred Employees shall be entitled to, service credit under all employee benefit plans of Purchaser, the Sold Subsidiaries or any of their respective Subsidiaries equal to credited service time for Seller Employees under all Assumed Plans prior to the Closing, (ii) any service of a Transferred Employee prior to the Closing Date which was recognized under any medical plan of Seller for purposes of medical or dental coverage shall be recognized by the corresponding employee benefit plans of Purchaser, the Sold Subsidiaries and their respective Subsidiaries, and (iii) any service of a Transferred Employee prior to the Closing Date which was recognized under Seller's vacation policy shall be recognized under the vacation policy of Purchaser, the Sold Subsidiaries and their respective Subsidiaries.

     (b) Purchaser agrees that all Transferred Employees who continue employment with Purchaser or any affiliate of Purchaser after the Closing ("Continuing Employees") shall be eligible to continue to participate in all Assumed Plans, provided that (i) nothing in this Section 7.2 shall limit the right of Purchaser to amend or terminate any such Assumed Plan, and (ii) if Purchaser terminates any such Assumed Plan, then the Continuing Employees shall immediately be eligible to participate in the corresponding Purchaser employee benefit plan or arrangement on substantially the same terms and conditions as similarly situated employees of Purchaser and its affiliates. If a Continuing Employee ceases to be covered by an Assumed Plan providing health or welfare benefits prior to the end of the plan year, and subsequently becomes covered by any Purchaser employee health or welfare benefit plan or arrangement, then (A) the Continuing Employee shall be given full credit under Purchaser's plan or arrangement for any co-pays, deductibles and out-of-pocket maximums incurred by him or her for such plan year, and (B) Purchaser's plan or arrangement shall waive any preexisting condition limitation or restriction otherwise applicable to the Continuing Employee.

     7.3 WARN Act. Purchaser shall assume and be responsible for any Liabilities arising under the Worker Adjustment and Retraining Notification Act in connection with the termination of any Seller Employee on or after the Closing Date.

                                  ARTICLE VIII

                                  TAX MATTERS

     8.1 Conveyance Taxes. Purchaser shall pay all real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Purchaser shall execute and deliver all instruments and certificates necessary to enable Seller to comply with this Section 8.1.

     8.2  Section 338(h)(10) Election.

     (a) At the request of Purchaser, Seller will join with Purchaser in making an election under Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1(d) (and, if permissible, any corresponding elections under any applicable state and local income tax laws) (collectively, the "Section 338(h)(10) Elections") with respect to the purchase and sale of Shares of any of the Sold Subsidiaries which is a United States person within the meaning of
Section 7701(a)(30) of the Code (collectively, the "U.S. Sold Subsidiaries") hereunder.

     (b) To the extent possible, Purchaser, Seller and the U.S. Sold Subsidiaries shall execute on or prior to the Closing any and all forms necessary to effectuate the Section 338(h)(10) Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under the applicable state and local income tax laws

(the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed at the Closing, Purchaser and Seller shall prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Purchaser and Seller shall each cause the Section 338 Forms to be duly executed by an authorized person for Purchaser and Seller in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax Laws and the terms of this Agreement.

     (c) As soon as practicable after the Closing Date, Purchaser shall (i) allocate the Purchase Price among the Sold Subsidiaries (the "Stock Allocation"), and (ii) determine the allocation of that portion of the Stock Allocation attributable to any of the U.S. Sold Subsidiaries resulting from the
Section 338(h)(10) Elections (as required pursuant to Section 338(h)(10) of the Code and the regulations promulgated thereunder) among the assets of such U.S. Sold Subsidiaries (the "Section 338 Allocation") after considering in good faith Seller's comments thereto. Purchaser, Seller and the U.S. Sold Subsidiaries shall be bound by and shall file all Tax Returns (including amended Tax Returns and amended Section 338 Forms, as necessary) consistently with the Section 338 Allocation.

     8.3 Tax Matters Schedule. Prior to the Closing Date, Seller shall promptly take all actions set forth in Schedule V hereto with respect to the transactions described herein.

                                   ARTICLE IX

                             CONDITIONS TO CLOSING

     9.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions:

          (a) Stockholder Approval. The Required Stockholder Approval shall have been obtained.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby. All requirements, if any, under the HSR Act or equivalent foreign statute, rule, regulation or order relating to the transactions contemplated hereby shall have been satisfied.

          (d) Other Transaction. All of the conditions set forth in Article VI of the VERITAS Merger Agreement (other than Section 6.1(f) thereof and the filing of the Merger Certificate thereunder) shall have been satisfied or waived. Purchaser shall have received a certificate with respect to the foregoing, signed on behalf of Seller by the President and the Chief Financial Officer of Seller.

     9.2 Additional Conditions to Obligations of Seller. The obligation of Seller to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect on Purchaser. In addition, the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), with the same force and effect as if made on and as of the Closing Date, except in such cases where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect on Purchaser. Seller shall have received a certificate with respect to the foregoing, signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser.

          (b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate to such effect, signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser.

          (c) OD Documents. The OD Documents shall be in full force and effect, enforceable in accordance with their terms, and Seller shall not have received any notice from the other party or parties to such OD Documents of its or their intention to terminate the OD Documents.

     9.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

          (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, except, in the case of all such representations and warranties other than those set forth in Sections 3.3, 3.4, 3.15, 3.22, 3.23, 3.24 and 3.26 hereof, where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. In addition, the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except, in the case of all such representations and warranties other than those set forth in Sections 3.3, 3.4, 3.15, 3.22, 3.23, 3.24 and 3.26 hereof, where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Purchaser shall have received a certificate with respect to the foregoing, signed on behalf of Seller by the President or the Chief Financial Officer of Seller.

          (b) Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Purchaser shall have received a certificate to such effect, signed on behalf of Seller by the President and the Chief Financial Officer of Seller.

          (c) Financing. Purchaser shall have received the proceeds of the Financing contemplated by the Commitment Letters.

          (d) Sold Subsidiaries Cash Amount. The Sold Subsidiaries shall have available, free and clear of any and all Liens, an amount of Cash at least equal to the Required Cash.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the transactions contemplated hereby by the stockholders of Seller:

          (a) by mutual written consent, duly authorized by the Boards of Directors of Purchaser and Seller;

          (b) by either Seller or Purchaser, if the transactions contemplated hereby shall not have been consummated by December 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this
     Section 10.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement (including, without limitation, such party's obligations under in Section 6.5 hereof) has been a principal cause of, or resulted in, the failure of the transactions contemplated hereby to occur on or before such date;

          (c) by either Seller or Purchaser, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or by the OD Documents, which order, decree or ruling is final and nonappealable;

          (d) by either Seller or Purchaser, if the Required Stockholder Approval shall not have been obtained by reason of the failure to obtain the Required Stockholder Approval upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Seller where the failure to obtain the Required Stockholder Approval shall have been caused by the action or failure to act in a manner which constitutes a material breach of this Agreement;

          (e) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Purchaser's representations and warranties or breach by Purchaser is curable, then Seller may not terminate this Agreement pursuant to this
     Section 10.1(e) for thirty-five (35) calendar days after delivery of written notice from Seller to Purchaser of such breach, provided that Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 10.1(e) if such breach by Purchaser is cured during such thirty-five (35)-day period);

          (f) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Seller's representations and warranties or breach by Seller is curable, then Purchaser may not terminate this Agreement pursuant to this Section 10.1(f) for thirty-five (35) calendar days after delivery of written notice from Purchaser to Seller of such breach, provided that Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 10.1(f) if such breach by Seller is cured during such thirty-five (35)-day period);

          (g) by Seller, if (i) prior to obtaining the Required Stockholder Approval, Seller receives a Seller Superior Offer, the Board of Directors of Seller concludes in good faith, after consultation with its outside counsel, that in light of such Seller Superior Offer, the termination of this Agreement in order to accept such Seller Superior Offer is necessary in order for the Board of Directors of Seller to comply with its fiduciary obligations to the stockholders of Seller under applicable Law, and (ii) Seller has complied with all of its obligations under Section 6.5 hereof, and (iii) prior to the termination of this Agreement pursuant to this
     Section 10.1(g), Seller pays Purchaser the Seller Termination Fee pursuant to Section 10.3(b)(ii) hereof; provided, however, that such termination may take place only after two (2) business days following Purchaser's receipt of written notice advising Purchaser that the Board of Directors of the Seller has received a Seller Superior Offer specifying the material terms and conditions of such Seller Superior Offer (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Seller Superior Offer and stating that it intends to make the determination set forth in clause (i) of this Section 10.1(g). After providing such notice, Seller shall provide an opportunity to Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with its recommendation to its stockholders without making the determination set forth in clause (i) of this Section 10.1(g); provided, further, however, that any such adjustment shall be at the discretion of Purchaser at the time; or

          (h) by Purchaser, if a Seller Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a "Seller Triggering Event" shall be deemed to have occurred if (i) the Board of Directors of Seller or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Purchaser its recommendation in favor of the approval of this Agreement or the OD Documents and the transactions contemplated hereby or thereby, (ii) Purchaser shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Seller in favor of the approval of this Agreement or the OD Documents and the transactions contemplated hereby or thereby, or shall have taken any action or made any statement inconsistent with such recommendation, or (iii) a tender or exchange offer for in excess of the fifteen percent (15%) of the equity securities of Seller shall have been commenced by a person unaffiliated with Purchaser, and Seller shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Seller recommends rejection of such tender or exchange offer.

     10.2 Notice of Termination; Effect of Termination. Any termination of this Agreement pursuant to Section 10.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement pursuant to Section
10.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 10.2, Section 10.3 hereof and Article XII hereof, each of which shall survive the termination of this Agreement without limitation, and (ii) nothing herein shall relieve any party from Liability for any breach of this Agreement.

     10.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.

     (b) Seller Payments.

          (i) Seller shall pay to Purchaser or its Designees in immediately available funds, within one (1) business day after demand by Purchaser, an amount equal to $80,000,000 (the "Seller Termination Fee") if this Agreement is terminated by Purchaser pursuant to Section 10.1(h) hereof.

          (ii) Seller shall pay to Purchaser or its Designees in immediately available funds, prior to the termination of this Agreement, an amount equal to the Seller Termination Fee if this Agreement is terminated by Seller pursuant to Section 10.1(g) hereof.

          (iii) Seller shall pay to Purchaser or its Designees in immediately available funds, within one (1) business day after the date Seller directly or indirectly enters into an agreement with any third party with respect to a Seller Acquisition Transaction or a Seller Acquisition Transaction is consummated, an amount equal to the Seller Termination Fee if (A) this Agreement is terminated by either party pursuant to Section 10.1(d) hereof,
     (B) at any time after the date of this Agreement and at or before the Seller Stockholders' Meeting a Seller Acquisition Proposal shall have been publicly announced or otherwise communicated to Seller and not withdrawn, and (C) within twelve (12) months of the termination of this Agreement, Seller directly or indirectly enters into an agreement with any third party with respect to a Business Combination Transaction (as defined in Section 10.3(b)(vi) hereof) or a Business Combination Transaction is consummated.

          (iv) Seller shall pay to Purchaser or its Designees in immediately available funds, within one (1) business day after the first to occur of the events set forth in clause (D) below, an amount equal to the Seller Termination Fee if (A) this

     Agreement is terminated by either party pursuant to Section 10.1(b) hereof,
     (B) at any time after the date of this Agreement and at or before the Termination Date a Seller Acquisition Proposal shall have been publicly announced or otherwise communicated to Seller and not publicly withdrawn,
     (C) following the public announcement or communication of such Seller Acquisition Proposal and prior to any such termination, Seller shall have intentionally breached (and not cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, which breach shall have contributed to the failure of the Closing to occur on or before the Termination Date, and (D) within twelve (12) months of the termination of this Agreement, Seller directly or indirectly enters into an agreement with any third party with respect to a Business Combination Transaction or a Business Combination Transaction is consummated.

          (v) Seller acknowledges that the agreements contained in this Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement.

          (vi) "Business Combination Transaction" shall mean any transaction or series of related transactions involving: (i) any acquisition or purchase from Seller by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than fifty percent (50%) in interest of the total outstanding voting securities of Seller, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning more than fifty percent (50%) of the total outstanding voting securities of Seller, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the stockholders of Seller immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction (or the ultimate parent entity thereof); (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifty percent (50%) of the fair market value of the consolidated assets and properties of Seller; (iii) a sale or other disposition by Seller of all or more than fifty percent (50%) of the assets that would have been held by the Sold Subsidiaries if the Split had taken place; and (iv) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Seller.

     10.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     10.5 Extension; Waiver. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE XI

                                INDEMNIFICATION

     11.1 Survival. The representations and warranties of Seller contained in this Agreement, and any representation or warranty, statement or other information contained in any Exhibit to this Agreement, the Seller Disclosure Schedule, the TA Statement and any certificate, instrument or other report or document delivered by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby (collectively, the "Acquisition Documents"), shall not survive the Closing. Neither the period of non-survival nor the Liability of Seller with respect to Seller's representations or warranties, statements or other information contained in any of the Acquisition Documents shall be increased by any investigation made at any time by or on behalf of Purchaser, either before or after the Closing.

     11.2 Indemnification. Purchaser shall indemnify and hold harmless Seller and each other party to the Indemnification Agreement against all losses and claims to the extent provided in the Indemnification Agreement.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

        (a) if to Purchaser (or the Sold Subsidiaries following the Closing), to:

            Suez Acquisition Company (Cayman) Limited
            c/o Silver Lake Partners, L.P.
            2725 Sand Hill Road
            Building C, Suite 950
            Menlo Park, California 94025
            Attention: Dave Roux
            Facsimile: 650-233-8125
            Telephone: 650-233-8121

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York 10017-3954
            Attention: William E. Curbow, Esq.
            Facsimile: 212-455-2502
            Telephone: 212-455-2000
            and to:

            TPG Partners III, L.P.
            201 Main Street, Suite 2420
            Fort Worth, Texas 76102
            Attention: Richard A. Ekleberry, Esq.
            Facsimile: 817-871-4010
            Telephone: 817-871-4000

            with a copy to:

            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, New York 10006
            Attention: Paul J. Shim, Esq.
            Facsimile: 212-225-3999
            Telephone: 212-225-2000

            and to:

            VERITAS Software Corporation
            1600 Plymouth Street
            Mountain View, California 94043
            Attention: General Counsel
            Facsimile: 650-526-2581
            Telephone: 650-335-8000

            with a copy to:

            Willkie Farr & Gallagher
            787 Seventh Avenue
            New York, New York 10019
            Attention: Michael A. Schwartz
            Facsimile: 212-728-8111
            Telephone: 212-728-8000

        (b) if to Seller, SSHI (or the Sold Subsidiaries prior to the Closing), to:

            Seagate Technology, Inc.
            920 Disc Drive
            P.O. Box 66360
            Scotts Valley, California 95067
            Attention: General Counsel
            Facsimile: 831-438-6675
            Telephone: 831-439-5370

            with a copy to:

            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            650 Page Mill Road
            Palo Alto, California 94304-1050
            Attention: Larry W. Sonsini, Esq.
            Facsimile: 650-493-6811
            Telephone: 650-493-9300
            and to:

            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            One Market Street
            Spear Tower, Suite 3300
            San Francisco, California 94105
            Attention: Michael J. Kennedy, Esq.
            Facsimile: 415-947-2099
            Telephone: 415-947-2000

     12.2 Interpretation. When a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.

     12.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each counterpart has been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     12.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including, without limitation, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     12.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     12.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

     12.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     12.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written approval of the other party hereto; provided, however, that Purchaser shall have the right to assign any or all of its rights to acquire the Shares is one or more designee (each, a "Designee"); and provided, further, however, that no such assignment shall release Purchaser from any of its Liabilities or obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.10 WAIVER OF JURY TRIAL. EACH OF SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     12.11 No Third Party Rights. Except as expressly set forth herein and as provided in Section 6.10 hereof, this Agreement does not create any rights, claims or benefits incurring to any person that is not a party hereto nor create or establish any third party claim.

     12.12 Attorneys' Fees. Should suit be brought to enforce or interpret any party of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonably attorneys' fees to be fixed by the court, including, without limitation, costs, expenses and fees on any appeal. The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first above written.

                                          SUEZ ACQUISITION COMPANY
                                          (CAYMAN) LIMITED

                                          By: /s/ David Roux
                                          --------------------------------------
                                          Name:   David Roux
                                          Title:  Managing Member

                                          SEAGATE TECHNOLOGY, INC.

                                          By: /s/ Stephen J. Luczo
                                          --------------------------------------
                                          Name:   Stephen J. Luczo
                                          Title:  CEO and President

                                          SEAGATE SOFTWARE HOLDINGS, INC.

                                          By: /s/ Charles C. Pope
                                          --------------------------------------
                                          Name:   Charles C. Pope
                                          Title:

                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

                           List of Omitted Schedules
                           -------------------------

Schedule I! Commitment Letters*
Schedule II! Designated Assets*
Schedule IV! Sold Subsidiaries*
Schedule V! Seller's Covenant with Respect to Tax Matters*
Seller Disclosure Schedule*
Purchaser Disclosure Schedule*


* To be furnished to the Securities and Exchange Commission upon request.